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                             AMES DEPARTMENT STORES, INC.           Exhibit 20
                               AUGUST RESULTS VS. PLAN              Page 1 of 2
                                   MANAGEMENT FORMAT
                                      (Unaudited)
                                     (In Millions)
                                  August 1994         Fiscal 1995 Year-to-Date
                             Actual  Plan*  Last Yr**  Actual   Plan*  Last Yr**
INCOME SUMMARY:
Net Sales                    $149.9  $156.2   $152.7 $1,076.9 $1,095.4 $1,084.3

FIFO Margin     $              39.1    41.7     39.9    285.5    298.3    290.4
     Margin     %             26.1%   26.7%    26.1%    26.5%    27.2%    26.8%

Total Expenses                 41.7    43.5     43.1    301.2    311.2    308.9

Gain on Dispos. of Properties     -       -        -      3.5      1.9        -
                             ---------------------------------------------------
EBIT                           (2.6)   (1.8)    (3.2)   (12.2)   (11.0)   (18.5)

Net Interest Expense            2.1     2.2      2.1     14.9     16.4     14.8
Non-Cash Inc. Tax Prov.(Ben.)  (1.5)   (1.3)       -     (4.9)    (5.0)       -
Extra. Chg., net of tax ben.      -       -        -      1.5      1.5        -
Non-Recurring (Gain)-Wertheim     -       -        -    (12.0)   (12.0)       -
                             ---------------------------------------------------
Net Income (Loss)             ($3.2)  ($2.7)   ($5.3)  ($11.7)  ($11.9)  ($33.3)
                             ===================================================
From EBIT:
Non-Cash SARs Exp.(Credit)      0.1       -        -      0.2      1.5        -
Depr/Amort, LIFO, & other,net     -     0.2     (0.2)     2.3      0.4     (2.3)
                             ---------------------------------------------------
EBITDA                        ($2.5)  ($1.6)   ($3.4)   ($9.7)   ($9.1)  ($20.8)
                             ===================================================

BALANCE SHEET SUMMARY:
                                                      Balance at end of Period
                                                      Actual    Plan*  Last Yr**
                                                     ---------------------------
Unrestricted Cash and Cash Equivalents                  $28.3    $30.7    $27.8
Restricted Cash and Cash Equivalents                      0.8      0.8     62.2
Merchandise Inventories, LIFO                           508.2    488.9    532.0
Other Current Assets                                     46.5     34.9     37.3
                                                     ---------------------------
     Total Current Assets                               583.8    555.3    659.3
Net Fixed Assets                                         34.5     49.0     14.0
Other Assets and Deferred Charges                         7.2      6.1        -
                                                     ---------------------------
    Total Assets                                       $625.5   $610.4   $673.3
                                                     ===========================

Trade Accounts Payable                                 $124.6    $98.4    $92.8
Short-Term Debt (Revolver)                              112.1    130.0    115.5
Other Current Liabilities                               172.5    174.8    194.4
                                                     ---------------------------
     Total Current Liabilities                          409.2    403.2    402.7
Long-Term Debt                                           42.0     42.4    122.7
Other Long-Term Liabilities                              50.6     49.4     53.4

Unfavorable Lease Liability                              23.8     23.8     26.0
Fresh-start Excess Net Assets (Negative Goodwill)        51.2     51.3     55.7

Paid-In-Capital                                          73.5     64.4     70.0
Retained Earnings (Deficit)                             (24.8)   (24.1)   (57.2)
                                                     ---------------------------
     Total Stockholders' Equity                          48.7     40.3     12.8
                                                     ---------------------------
    Total Liabilities & Equity                         $625.5   $610.4   $673.3
                                                     ===========================

          * As reported on Form 8-K dated May 27, 1994.
         ** Last year's (fiscal 1994) income and balance sheet summaries represent 309 stores as compared to 305 stores in August 1994.

NOTE: EBIT is earnings (loss) before net interest expense, income taxes, and non-recurring or extraordinary items. EBITDA is EBIT before depre-ciation & amortization, LIFO expense, stock appreciation rights (SARs) accruals, and other non-cash charges.

                                    Page 6 of 7
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